Exhibit 10(hh)

DEFERRED SHARE AGREEMENT

This Deferred Share Agreement, dated as of May 20, 2008 (this “Agreement”) by and among Energy Future Holdings Corp. (“Parent”) and David A. Campbell (the “Executive”).

WHEREAS, the Executive is employed by Parent and Luminant Holding Company LLC (“Luminant”), a subsidiary of Parent, pursuant to an employment agreement dated May 9, 2008 (the “Employment Agreement”);

WHEREAS, in connection with Executive’s continued employment with Parent and Luminant, Parent has agreed to deliver 500,000 shares of common stock, no par value, of Parent (“Shares”) on the Distribution Date, as defined below;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFERRED SHARE AWARD

1.1 Number of Shares. Parent shall deliver 500,000 Shares to the Executive on the Distribution Date; provided, however, that if, after the date hereof and prior to the Distribution Date, there is a merger, spin-off, stock dividend, recapitalization, reorganization, stock split or other similar event that results in an adjustment to an outstanding Share, the number of Shares to be delivered on the Distribution Date pursuant to Section 1.1 shall be adjusted by the Board of Directors of Parent (or a committee thereof) in a manner which is necessary to reflect the effect of such event on the Shares, consistent with the treatment of stockholders of Parent.

1.2 Distribution Date.

(a) The Shares shall be delivered to the Executive on the “Distribution Date”, which, subject to Section 3.3 below, shall be the earlier of the following dates:

(1) the occurrence of Executive’s separation of service for any reason, or, if necessary to meet the distribution requirement of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the date that is six months and one day following such separation; and

(2) the later of January 2, 2009 or the occurrence of a change in the ownership or effective control of Parent, or in the ownership of a substantial portion of the assets of Parent;

in each case within the meaning of, and interpreted in a manner consistent with regulations under, Section 409A of the Code.

(b) In the event of the Executive’s death, any distribution to which the Executive would be entitled shall be made to the Executive’s estate or in accordance with the Executive’s will, the designated beneficiary.

1.3 Dividends. If there is any dividend or distribution in respect of outstanding Shares, the Executive shall be entitled to receive a payment in respect of the Shares in the amount and form, and at the time, that such payment would have been made had the Executive actually held the underlying Shares, subject to applicable withholding taxes.

1.4 Right to Diversify. If, prior to the Distribution Date, any of the Shares, had they been delivered to the Executive, would be released from the transfer restrictions contained in the Management Stockholders Agreement and could have been sold by the Executive without violation of applicable law or Parent’s trading policy, then upon and following the time of such release, the Executive shall have the right (a “Diversification Right”), exercisable by written notice to Parent and subject to reasonable administrative limitations, to convert his right to receive any or all of the Shares on the Distribution Date into a right to receive cash on the Distribution Date. In addition, the Executive shall have a Diversification Right with respect to any Shares that he would have been permitted to sell under the Sale Participation Agreement had he actually owned the Shares. In the event the Executive exercises a Diversification Right with respect to any Shares, the cash to be delivered to him on the Distribution Date shall equal the Fair Market Value (as defined in the Management Stockholders Agreement) of the Shares as to which the Diversification Right was exercised on the date of such exercise, as subsequently credited with investment returns based on notional investments as selected by the Executive from time to time following exercise of the Diversification Right from among those that Parent shall make available from among those notional investments under any nonqualified deferred compensation plan then maintained by Parent (or, if no such notional investments are made available, with compound annual interest equal to the prevailing prime rate plus 2 percentage points, but in no event shall it exceed Parent’s borrowing rate).

ARTICLE II

ADDITIONAL AGREEMENTS

2.1 Additional Agreements. Simultaneously with the execution of this Agreement, the parties shall execute a Management Stockholders Agreement and a Sale Participation Agreement each of which shall apply to the Shares subject to this Agreement

2.2 Special Put Right. If the Executive’s employment with Parent and Luminant terminates for any reason prior to January 31, 2009, other than for Cause (as defined in the Employment Agreement), he shall have the right (but not the obligation) to sell to Parent all (but not less than all) of the Shares delivered pursuant to Section 1.2 for a purchase price of $2,500,000 (the “Special Put Right”). In the event the Executive intends to exercise the Special Put Right, he shall send written notice, postmarked on or prior to the sixtieth day following termination of his employment, to Parent of his intention to sell the Shares in exchange for the applicable purchase price (“Put Option Notice”). The completion of the purchase shall take place at the principal office of Parent no later than the twentieth business day (such date to be determined by Parent) after the giving of the Put Option Notice. The applicable purchase price shall be paid by delivery to the Executive of a check payable to the order of the Executive against delivery of duly executed stock powers transferring the Shares.

ARTICLE III

TAX MATTERS

3.1 Tax Withholding and Reporting. Upon any Distribution Date, Parent shall be entitled to withhold from any payment or distribution to the Executive an amount necessary to satisfy applicable withholding taxes that become due by reason of such payment or distribution. Parent acknowledges that for income tax purposes, the Executive will not include into income any amount payable on the Distribution Date until payment is actually made on the Distribution Date. Parent shall report and file all Parent tax returns and information reports (including Form W-2) consistent with such position.

3.2 Delivery Before Liquidity. If, on the Distribution Date, (i) Shares are to be delivered to the Executive, and (ii) the Executive cannot resell promptly within a reasonable time thereafter such Shares either because there is no public market for the Shares, or the Executive is restricted under the Management Stockholders Agreement, Parent trading policies or applicable securities law from selling the Shares, Parent shall, immediately repurchase such number of Shares that, on the Distribution Date, have a Fair Market Value equal to the minimum statutory tax withholding obligation attributable to delivery of the Shares.

3.3 Tax Assessment Prior to Distribution Date. If there is a final tax assessment against the Executive that any amount otherwise payable under this Agreement is taxable in a year prior to the year that includes the Distribution Date, Parent shall immediately pay or distribute the cash or Shares that otherwise would have been paid or delivered on the Distribution Date, and if the Executive cannot promptly within a reasonable time thereafter resell such Shares either because there is no public market for the Shares, or the Executive is restricted under the Management Stockholders Agreement, Parent trading policies or applicable securities law from selling the Shares, Parent shall immediately repurchase such number of Shares that, on the Distribution Date, have a Fair Market Value equal to the amount of such tax assessment (or, if such assessment exceeds the Fair Market Value of all of the Shares, then all of the Shares will be repurchased).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Executive as of the date hereof and the date of the Closing that:

4.1 Corporate Existence and Power. Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby are within Parent’s corporate powers and have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent. Assuming this Agreement is the valid and binding agreement of each of the Executive, this Agreement constitutes the legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors’ rights generally and general equitable principles.

4.3 Noncontravention. The execution, delivery and performance by Parent of this Agreement does not and will not (a) violate the certificate of incorporation of Parent, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Parent, (c) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or to a loss of any benefit to which Parent is entitled under any provisions of any agreement or other instrument binding upon Parent or any of its assets or properties or (d) result in the creation or imposition of any material mortgage, lien, pledge, charge, security interest or encumbrance on any property or asset of Parent.

4.4 Valid Issuance of Securities. The Shares which may be issued to the Executive hereunder will, when issued and delivered in accordance with the terms hereof, have been duly and validly authorized and issued and will be fully paid and nonassessable.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

if to Parent, to:

Energy Future Holdings Corp.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10020

Attention: Marc Lipschultz

Facsimile: (212) 750-0003

and

TPG Capital, L.P.

301 Commerce Street, Suite 3300

Forth Worth, Texas 76102

Attention: Clive Bode

Facsimile: (817) 871-4000

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Andrew W. Smith

Facsimile: (212) 455-2502

if to the Executive, at the Executive’s address on file with Parent.

5.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of (a) Parent, in the case of assignment, delegation or transfer of any rights or obligations hereunder by the Executive, and (b) the Executive, in the case of assignment, delegation or transfer of any rights or obligations hereunder by Parent.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any otherwise governing principles of conflicts of law.

5.5 Jurisdiction; Arbitration.

(a) In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place in Dallas, Texas. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(b) In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each party to this Agreement shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Executive substantially prevails on any of his substantive legal claims, then Parent shall reimburse all legal fees and arbitration fees incurred by the Executive to arbitrate the dispute.

5.6 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

5.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

5.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

5.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ RIZWAN CHAND
Name: Rizwan Chand
Title: Executive Vice President

/s/ DAVID CAMPBELL
David Campbell

[Signature Page to Deferred Share Agreement]